Exhibit 10.4

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to that certain First Amended Employment Agreement by and between Provention Bio, Inc. (the “Provention”) and Eleanor Ramos (“Executive”) dated June 9, 2020 (as amended, the “Employment Agreement”), is effective as of September 9, 2022.

WHEREAS, Provention and Executive are parties to that certain Employment Agreement;

WHEREAS, Executive and Provention desire to amend the Employment Agreement as set forth herein;

WHEREAS, this Amendment provides for the potential for increased benefits as compared to the benefits provided in the Employment Agreement, including, without limitation, the increased severance compensation set forth herein in the event of termination of the Employment Agreement (the “Additional Severance”);

WHEREAS, Executive acknowledges and agrees that the opportunity to receive Additional Severance is fair and reasonable consideration for the execution of this Amendment that is independent of the Executive’s continued employment with the Company; and

NOW, THEREFORE, Executive and Provention hereby agree that the Employment Agreement shall be amended as follows:

1.	Section 4.1 of the Employment Agreement is hereby amended as follows: Sections 4.1(d) and (e) are hereby deleted in their entirety and replaced with:

d)	If the Executive’s employment is terminated pursuant to Section 4.1(a), other than during the Post-Change in Control Period (as defined in Section 4.1(e)), the Executive shall, in full discharge of all of the Company’s obligations to the Executive, be entitled to receive, and the Company’s sole obligation to the Executive under this Agreement or otherwise shall be to pay or provide to the Executive, the following:

i.	the Accrued Obligations (as defined in Section 4.2(b));

ii.	each outstanding stock option held by the Executive under the Company’s 2017 Equity Incentive Plan (or any successor plan) (the “Equity Plan”) that provides for vesting solely based on continued service (“time-based” vesting ) shall become fully vested, and all of the Executive’s outstanding vested stock options (whether providing time-based or performance-based vesting) shall remain exercisable for a period of twelve (12) months following the Termination Date (but in no event later than the expiration date of the term thereof); and

iii.	subject to Section 4.4 and Section 4.5, Section 4.6, Section 4.7, and compliance with the terms of the Covenants Agreement: (A) payments equal to twelve (12) months of Executive’s Base Salary at the rate in effect immediately prior to the Termination Date (provided that if such salary has been reduced, the pre-reduction Base Salary); and (B) twelve (12) months of COBRA premiums, in each case less applicable withholdings and authorized deductions (the “Pre-CIC Severance Payments”), to be paid (subject to Section 5.16) in equal installments in accordance with the Company’s regular payroll practices, commencing on the next regular payroll date that occurs on or after the sixtieth (60th) day following the Termination Date; provided, however, that payments under subsection (B) of this section will cease in the event that Executive secures substantially gainful employment from a new employer prior to the expiration of the time such payments are to be paid, and Executive agrees to immediately inform the Company in writing if he becomes employed by a new employer. In addition, Executive shall (X) receive accelerated vesting of any equity awards (other than stock options) to the extent such awards would have become vested during the nine (9) month period following the Termination Date had Executive continued to be employed by the Company, and (Y) be eligible to receive the pro rata portion of the Executive’s Annual Bonus based on objectives achieved at the termination date, which shall be paid on the date the subject annual bonus would have been paid had Executive’s employment continued.

e)	If the Executive’s employment is terminated pursuant to Section 4.1(a) within twelve (12) months following a Change in Control (as defined below) (the “Post-Change in Control Period”), the Executive shall, in full discharge of all of the Company’s obligations to the Executive (and in lieu of any payments and benefits set forth in Section 4.1(d)), be entitled to receive, and the Company’s sole obligation to the Executive under this Agreement or otherwise shall be to pay or provide to the Executive, the following:

i.	the Accrued Obligations; and

ii.	subject to Section 4.4, Section 4.5, Section 4.6, Section 4.7 and compliance with the terms of the Covenants Agreement, (A) payments equal to eighteen (18) months of Executive’s Base Salary at the rate in effect immediately prior to the Termination Date (provided that if such salary has been reduced, the pre-reduction Base Salary), (B) eighteen (18) months of COBRA premiums, and (C) the pro rata portion of the Executive’s Target Bonus over the eighteen (18) month severance period, in each case less applicable withholdings and authorized deductions (the “Post-CIC Severance Payments”), to be paid (subject to Section 5.16) in equal installments in accordance with the Company’s regular payroll schedule, commencing on the next regular payroll date that occurs on or after the sixtieth (60th) day following the Termination Date; provided, however, that payments under subsection (B) of this section will cease in the event that Executive secures substantially gainful employment from a new employer prior to the expiration of the time such payments are to be paid, and Executive agrees to immediately inform the Company in writing if the Executive becomes employed by a new employer. In addition, Executive shall be deemed to be fully vested in any and all outstanding equity awards of Executive, and each of Executive’s outstanding stock options shall remain exercisable until the expiration date of the term of such option.

2.	Except as amended herein, the Employment Agreement shall remain in full force and effect in all respects.

3.	This Amendment shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to principles of conflicts of law. Any and all actions arising out of this Amendment, the Employment Agreement or Employee’s employment by Company or termination therefrom shall be brought and heard in the state and federal courts of the State of New Jersey and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any such courts. THE COMPANY AND THE EXECUTIVE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS AMENDMENT AND/OR THE EMPLOYMENT AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER. The Company has permitted the Executive to work from her home residence in California as an accommodation, recognizing that the Company’s principal place of business is in New Jersey. The Executive has been represented by legal counsel of her own choosing in connection with the negotiation of the terms of this Amendment and the Employment Agreement. Therefore, the Executive’s willingness to waive her right to have California law and California forum for disputes is a knowing and voluntary waiver of her right under California Labor Law Section 925(e) and she makes the selection of New Jersey law and New Jersey forum knowingly and voluntarily.

4.	Except as set forth herein, this Amendment is subject to the applicable terms and conditions and of the Employment Agreement.

5.	This Amendment may be executed in several counterparts, each of which is deemed to be an original but all of which together will constitute one and the same instrument. This Amendment may be delivered via facsimile or scanned “PDF” which shall be an original for all purposes.

[Signature Page Follows]

IN WITHNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first set forth above.

Provention Bio, Inc.

By:	/s/: Ashleigh Palmer
Name:	Ashleigh Palmer
Title:	Chief Executive Officer

Executive

By:	/s/: Eleanor Ramos
Name:	Eleanor Ramos
Title:	Chief Medical Officer

[Signature Page to Employment Agreement Amendment]